UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ISOTIS, INC.
(Name of Registrant as Specified in its Charter)
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Filed by IsoTis, Inc. Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934
Subject Company: IsoTis, Inc.
Commission File No.: 001-33272
This filing relates to the proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra LifeSciences Holdings Corporation (“Integra”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007, among Integra, Ice Mergercorp, Inc. and IsoTis. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by IsoTis on August 7, 2007 and is incorporated by reference into this filing.
The following letter was sent to various banks and brokers throughout The Netherlands and Switzerland beginning on October 3, 2007.
TO ALL BROKERS AND CUSTODIANS
BY REGISTERED MAIL AND EMAIL
October 3, 2007

To Whom it May Concern,

I am writing to you in my capacity as Chief Executive Officer and President of IsoTis, Inc. (Nasdaq: ISOT). Your institution has a significant number of clients who own stock in our company.

As you may or may not know, Integra LifeSciences (Nasdaq: IART) has made a public offer to acquire IsoTis for $7.25 per share in cash. Given the financial condition of IsoTis, a failure to complete the acquisition would likely force IsoTis to seek bankruptcy protection under Chapter 11 of the U.S. bankruptcy code, which we believe would have a substantial negative impact on our share price.

It is for this reason, as well as many others that are enumerated in the Proxy Statement filed with the U.S. Securities and Exchange Commission in connection with the IsoTis-Integra combination on September 4, 2007, that the Board of Directors of IsoTis unanimously recommends its stockholders to vote “FOR” the merger.

The Proxy Statement relates to a special meeting of stockholders of IsoTis to be held on October 11, 2007 in Irvine, California, at which IsoTis’ stockholders will be asked to approve the acquisition of IsoTis by Integra pursuant to an agreement and plan of merger dated as of August 6, 2007. If the acquisition is consummated, stockholders will be entitled to receive $7.25 in cash, without interest, for each share of IsoTis common stock that they own. Furthermore, on September 14, 2007, Institutional Shareholder Services, a leading proxy advisor, recommended shareholders support the merger of IsoTis and Integra.

The required majority to approve the merger is 50% +1 of IsoTis’ total shares outstanding. Because of the geographic distribution of our shareholder base, which to a large extent (more than 80% percent) consists of retail shareholders outside the United States, more specifically in Switzerland and The Netherlands, our proxy campaign is complex and requires the fully committed support from banks and brokers in Switzerland and The Netherlands. Their participation is essential for the transaction to succeed. We believe the choice for shareholders is quite simple: Either they vote “FOR”, and receive $7.25, or in the opposite case they risk receiving nothing.
Since IsoTis NV and Modex Therapeutiques SA (IPO in June 2000) were the constituent companies of today’s IsoTis Inc., we have a substantial shareholder base in The Netherlands and in Switzerland, and we believe many of these stockholders own their shares using the services of your institution.

Most Netherlands and Swiss banks and brokers, understanding the “all or nothing” nature of this vote, have decided to forward our proxy information to their clients who are stockholders in IsoTis Inc., thereby informing them of the urgency to vote.

We learned from direct contact with our stockholders, however, that many of them to date have not been adequately informed about the transaction and allowed to vote.

It is therefore, and only as a last resort, that I appeal to you to instruct the corporate action department of your institution to fully cooperate with our proxy solicitor, Georgeson Inc., and ensure that all your clients who hold IsoTis stock receive the proxy materials and are enabled to exercise their voting rights. Only thus will they get a chance to make the transaction succeed and increase their chance of receiving $7.25 per share in cash.

We are concerned that there will be serious consequences should the acquisition not receive the required number of votes “FOR” and a number of our Netherlands and Swiss stockholders discover that they had the right to vote, but were not appropriately informed by their trusted bank and advisor. These consequences would negatively affect all our stockholders, including your clients.

I trust you appreciate the urgency of the matter (the special meeting of stockholders will take place on October 11, at 9 am in Irvine, California), and I sincerely hope you can do what is necessary to ensure the full commitment of your team to this transaction.

I also hope you will appreciate my candor in bringing this to your attention. I believe it is in our mutual interest and even more so in that of our stockholders and your clients that I do so. Please feel free to contact me at +1 (949) 855-7118 or pieter.wolters@isotis.com if I can provide you with any further information.

Sincerely yours,

Pieter Wolters President & Chief Executive Officer

Cc:	IsoTis — Hans Herklots Georgeson — Mark Harwood

Enclosures:	Proxy Statement, highlights in Dutch, English, German and French

A special stockholder meeting will be held on October 11, 2007 to obtain stockholder approval of the proposed transaction. IsoTis has filed with the Securities and Exchange Commission and distributed to its stockholders a definitive proxy statement and other relevant documents in connection with the special stockholder meeting for the proposed transaction. IsoTis stockholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about IsoTis, Integra and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by IsoTis with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at IsoTis’ website at www.isotis.com or by sending a written request to IsoTis at 2 Goodyear, Irvine, California 92618, Attention: Chief Financial Officer.
IsoTis and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IsoTis’ stockholders in connection with the proposed transaction is set forth in IsoTis’ definitive proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement on file with the SEC.